Exhibit 5.1

Seth J. Gottlieb +1 650 843 5864 sgottlieb@cooley.com

February 6, 2019

Snap Inc.

2772 Donald Douglas Loop North

Santa Monica, California 90405

Re:  Snap Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Snap Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of 65,888,013 shares of the Company’s Class A Common Stock (the “Common Stock”), par value $0.00001 per share, (the “2017 EIP Shares”) issuable pursuant to the Company’s 2017 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Plan and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:/s/ Seth J. Gottlieb

Seth J. Gottlieb, Partner

3175 Hanover Street, Palo Alto, CA 94304-1130  T: (650) 843-5000  F: (650) 849-7400  www.cooley.com